NEWS RELEASE                                                                                           RUBICON
                                                                                                    MINERALS CORPORATION

TORONTO STOCK EXCHANGE  SYMBOL: RMX                                  OTCBB SYMBOL: RUBIF                         PR03-33
OCTOBER 30,  2003

RUBICON PROVIDES NEWFOUNDLAND EXPLORATION UPDATE
– Several new gold discoveries in new district-scale projects -

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX) is pleased to provide an update of exploration activity on the Company’s extensive portfolio of projects in Newfoundland.  Rubicon and our partners now control one of the largest and most prospective land positions in Newfoundland totaling more than 2,000 square kilometres.  The Company has posted a map and a detailed description of the exploration activities along with this news release on its website at www.rubiconminerals.com. Ongoing activities and results are as follows:

  An up to 2,300 metre diamond drilling program is underway on the Jaclyn Zone (Golden Promise Project), where previous drilling by Rubicon to a depth of 50 metres and over a strike length of 225 metres has yielded several ore-grade drill intercepts (see news release dated September 19, 2002 and also www.rubiconminerals.com). Significantly, 15 of 17 drill holes in the initial drill program intercepted the zone and contain visible gold.

  Sampling of eight new gold discoveries along an eight kilometre section of the New World Trend (NWT) has returned significant gold results, including:  18.1 g/t gold over 2.30m; 50.2 g/t gold over 1.1m (Big Island); 10.7 g/t gold over 1.40m; 13.2 g/t gold over 1.10m (Little Island); 44.3 g/t gold over 0.50m (Location); 49.0 g/t gold over 0.30m, 18.8 g/t gold over 0.30m; and 2.04 g/t gold over 0.50 m (Gina showing). See description section, on the Company’s website for more details of these results.

  High grade gold mineralization, described above is associated with broad zones of elevated gold contents including a length-weighted average of 4.7g/t gold across 3 metres over a strike length of 18 metres at Big Island.  At the BIG OZ showing area, sampling of a three to five metre thick section of mineralized sediments (135 samples), has returned an average of 1.1 g/t gold across the 250 metres of intermittent exposure of the zone. This includes length-weighted average of 2.6 g/t gold in 44 samples along a 35 metre section.

  Sampling at the Dunnage-Coaker target area (DCC), located approximately two kilometres from NWT has documented a two kilometre trend of mineralized porphyry and sedimentary complex. Significant results include 7.3 g/t gold over 2.05m, 4.7 g/t gold over 1.60m, 8.3 g/t gold over 1.90m, 6.2 g/t gold over 1.70m and 7.1 g/t gold over 1.20m (Hy-Grade prospect).   A composite average across the most completely exposed section returned 5.9 g/t gold over 5.85 m within a zone that is estimated to be 8 metres thick.  Widespread lower grade mineralization of 1.03 g/t gold over 25.9m (Mispickel prospect) also occurs within altered and mineralized intrusive rocks within the DCC.

  Other project activities are summarized in the detailed description section, posted on the Company’s website.

David Adamson stated: “Rubicon’s extensive Newfoundland gold properties, acquired over the last two years, are now beginning to yield significant results. Led by Golden Promise, where drilling is underway, we are documenting major gold systems of regional extent containing economically significant grades in several district-scale targets. We are now at the stage where drill testing of several targets is warranted and we are currently formulating plans to do so either in partnerships or through use of unallocated flow through funds. We expect to be announcing drill-intensive 2003-4 exploration plans for Newfoundland, Red Lake and elsewhere in the near term.”

Work programs on all projects except the Golden Promise project were carried out and supervised by QP Paul Moore, P.Geo.  The Golden Promise program is being carried out and supervised by QP David Copeland, M.Sc., P.Geol.  Assays were carried out by Eastern Analytical Laboratories of Springdale, Newfoundland.

RUBICON MINERALS CORPORATION
David W. Adamson

_________________________________
President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rubiconminerals.com
Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6
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The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.                                            Page 1 of 1
The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual
results to differ materially from  targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements